CONVERTIBLE NOTE

Borrower: **Timberline Resources Corporation**
October 31, 2008
Boise, Idaho

Address: **Timberline Resources Corporation**
101 East Lakeside Avenue,
Coeur d' Alene, Idaho 83814

Principal Amount: Five Million Dollars ($5,000,000)

FOR VALUE RECEIVED, **TIMBERLINE RESOURCES CORPORATION,** a Delaware corporation (collectively, the "Borrower"), jointly and severally promise to pay to the order of **RON AND STACEY GUILL,** husband and wife ("RSG") the total principal amount outstanding on this note (the "Note") together with interest thereon as stated below, in lawful money of the United States of America.

The outstanding unpaid balance of this Note shall bear interest at a rate of ten percent (10%) per annum, compounded monthly.

This Note may be repaid by being converted into 5,555,556 shares of issued and outstanding common stock of Borrower (the "Stock") as described in the Subscription Agreement attached hereto as Exhibit A, which is attached hereto and made a part hereof, upon satisfaction of applicable regulatory approvals, including approval for issuance by the NYSE Alternext, provided that such approvals are all received, and all contingencies for issuance of the Stock are satisfied and the Stock is issued free and clear of any and all liens and encumbrances, no later than December 31, 2008. Upon the issuance of the Stock, provided there are no events of default under this Note or the Loan Documents, this Note shall be repaid in full.

If this Note is not repaid by the issuance of the Stock as described above, then this Note and all amounts and payable hereunder, including interest and principal, shall become due and payable in full on October 31, 2010.

This Note is secured by a Security Agreement and Collateral Assignment and Pledge covering the Collateral as provided therein.

All payments on this Note shall be applied first to the payment of attorneys, fees, costs, and other charges to the extent, if any, provided herein; then to interest accruing hereon; and then to principal. The unpaid principal balance of this Note shall continue to bear interest until and including the date payment is received.

This Note may be prepaid in whole or in part at any time without premium or penalty.

If default is made in the payment of principal or interest when due, or if default is made in the performance or observance of any of the other covenants, terms or provisions of a Security Agreement securing this note or any other instrument relating to or securing the indebtedness evidenced hereby and Borrower fails to cure such default after ten (10) days after receiving written notice, then the whole sum of principal and accrued interest, shall at the option of the holder hereof, become immediately due and payable, anything contained herein or in any instrument now or hereafter relating to or securing the indebtedness evidenced hereby to the contrary thereof notwithstanding, time being of the essence of this agreement, provided further, that such right to accelerate shall be in addition to any other rights or remedies available to RSG under any Security Agreement securing this Note or in equity or at law. Such option shall continue until all such defaults have been cured. Failure to exercise such option, or any other right the holder may have in such event, or be entitled to, shall not constitute a waiver of the right to exercise such option or any other rights in the event of any subsequent default.

The undersigned and any party pledging collateral as security for the payment hereof agree that RSG hereof may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the indebtedness evidenced hereby or release and/or subordinate any security for this Note at any time at the request of anyone now or hereafter liable, and such consent shall not alter nor diminish the liability of any person or the enforceability of this Note or any security interest pledged as collateral for the payment hereof. Each and every party now or hereafter signing or endorsing this Note binds himself as a principal and not as a surety. All of the terms, covenants, provisions and conditions herein contained are made on behalf of, and shall apply to and bind the undersigned and their respective personal representatives, successors and assigns, jointly and severally.

If any payment required under this Note is not received by RSG within ten (10) days after the date on which such payment is due, Borrower shall pay to RSG on demand a late charge in an amount equal to one percent (1%) of the installment amount. Borrower and RSG agree that the late charge is intended to be a reasonable approximation of actual damages incurred by RSG as a result of such overdue payment, which damages are difficult to estimate. The imposition or collection of a late charge is in addition to and not in lieu of any other rights or remedies RSG may have as a result of late payment.

If, upon the occurrence of an event of default, the prevailing party shall be entitled to recover from the losing party all costs thereof, including reasonable attorneys' fees and costs of litigation. All such costs and attorneys' fee shall include, without limitation, those incurred on any appeal or review and in any proceeding under any present or future bankruptcy or similar proceeding or state receivership.

Interest, fees, and charges collected or to be collected in connection with the indebtedness evidenced by this Note shall not exceed the maximum, if any, permitted by applicable law. If any such law is interpreted so that any such interest, fees, or charges would exceed any such maximum, and if Borrower is entitled to the benefit of such law, then a. such interest, fees, or charges shall be reduced to the permitted maximum and b. any sums already collected from Borrower which exceed the permitted maximum shall be refunded. RSG may elect to make any

such refund either by treating the payments, to the extent of the excess, as payments of principal (without application of any prepayment fee) or by making a direct payment to Borrower.

The Borrower and endorsers hereof jointly and severally wave presentment for payment, protest, notice or protest and of non-payment of this Note and agree that on default in payment of this Note, or any part, principal or interest, when due, the whole amount remaining unpaid shall, without notice of non-payment or demand of payment, immediately become due and payable.

Any modification to this Note must be set forth in writing and executed by the Borrower and RSG.

This Note shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

All times provided for in this Note, or in any other document executed hereunder, for the performance of any act will be strictly construed, time being of the essence.

Each right, power and remedy provided for herein or now or hereafter existing in law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any the RSG of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the RSG of any or all of such other rights, powers or remedies.

If any term or provision of this Note shall, to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Note shall not be affected thereby, and each term and provision of this Note shall be valid and be enforceable to the fullest extent permitted by law; and it is the intention of the parties that if any provision of this Note is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, the provision shall have the meaning which renders it valid.

This Note is made in the state of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, this Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the state of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America. Each party hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the state of Idaho governs this Note. All disputes, controversies, or claims arising out of, or in connection with, this Note may be litigated in any court of competent jurisdiction within the state of Idaho. Each party hereby consents to the jurisdiction of the courts of such state and agrees to accept service of process as if it were personally served within such state. Each party irrevocably waives, to the fullest extent permitted by law, any objection that the party may now or hereafter have to the jurisdiction of

the courts of such state and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

BORROWER:

TIMBERLINE RESOURCES CORPORATION,
a Delaware corporation

By [signature]
Name RANDAL L. HARDY
Title CEO

EXHIBIT A

SUBSCRIPTION AGREEMENT